Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form S-8, of our auditor’s report dated September 17, 2021 with respect to the consolidated financial statements of Paramount Gold Nevada Corp. as at June 30, 2021 and 2020, and for each of the years in the two year period ended June 30, 2021, as included in the Annual Report on Form 10-K of Paramount Gold Nevada Corp. for the year ended June 30, 2021, as filed with the United States Securities Exchange Commission (“SEC”). We also consent to the reference to us under the caption “Experts” in the Prospectus Supplement.

Yours truly,

Chartered Professional Accountants February 18, 2022

Vancouver, Canada